Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John Carter and Todd Sakow his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-11 to which this power of attorney relates filed by Carter Validus Mission Critical REIT, Inc., as well as any and all pre- and post-effective amendments to such Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

NAME	CAPACITY	DATE

/s/ Mario Garcia, Jr. Mario Garcia, Jr.	Director	October 11, 2013

/s/ Jonathan Kuchin Jonathan Kuchin	Independent Director	October 11, 2013

/s/ Randall Greene Randall Greene	Independent Director	October 11, 2013

/s/ Ronald Rayevich Ronald Rayevich	Independent Director	October 11, 2013